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                                                                EXHIBIT 10.8.1.3

               AMENDED AND RESTATED ADVERTISING SERVICES AGREEMENT

         This Amended and Restated Advertising Services Agreement (the "Agreement") is entered into by and between Ask Jeeves, Inc., a Delaware corporation with principal place of business at 5858 Horton Street, Suite 350, Emeryville, CA 94608 ("Customer"), and Google Inc., a Delaware corporation with its principal place of business at 1600 Amphitheatre Parkway, Mountain View, California 94043 ("Google") regarding Customer's use of the Services (defined below). This Agreement, dated July 26, 2004 (the "Amended and Restated Effective Date" or "Effective Date"), sets forth the terms and conditions under which Google makes the Services available to Customer. The Advertising Services Agreement between the parties dated July 17, 2002, as amended by Amendment Number One to the Advertising Services Agreement between the parties dated October 23, 2002 (the "Prior Agreement") is hereby terminated, and is superseded by this Agreement. In addition to those sections set forth in Section 10.4 of the Prior Agreement providing for survival of certain provisions of the Prior Agreement for purposes of claims that arise under the Prior Agreement (provided that the parties agree that the last sentence of Section 1.8, the third sentence of Section 2.1.1 and Section 6.3 of the Prior Agreement shall not survive),
Section 3 shall also survive with respect to any payments due and payable by Google under the terms of the Prior Agreement.

1. Definitions.

For purposes of this Agreement, the following terms will have the indicated meanings:

         1.1 "Brand Features" means the names, trade names, trademarks, service marks, logos, URLs and other distinctive brand features of each party respectively.

         1.2 "Client Name" means any alphanumeric code or codes or other tracking identifier assigned to Customer by Google that identifies [*] (or section or pages thereof), [*] (or section or pages thereof) or a Client Application of Customer or [*].

         1.3 "Content" means all editorial, text, graphic, audiovisual, and other content that is served to End Users of the Site and that is not provided by Google, including without limitation a search box, instruction pages, frequently asked questions pages and any Site End User terms and guidelines. For avoidance of doubt, any content to which an End User links by clicking on a Google Sponsored Link shall not be considered Content.

         1.4 "Customer Application" or "Client Application" means any application, plug-in, helper, component or other code that is downloaded or installed on a user's computer, examples of which include those that provide browser helper objects, instant messaging, chat, email, data, file viewing, media playing, file sharing, games, internet navigation, search and other services.

         1.5 "End User" means a user of the Site or Customer Application.

         1.6 "Google Administrative Console" means a password protected area of Google's web site which allows Customer to update contact information and permitted IP addresses for each valid Customer ID or Client Name.

         1.7 "Google Data Protocol" means the written specification on how the Customer's Site communicates and interacts with the Services.

         1.8 "Google Sponsored Links" means Sponsored Links sold by Google pursuant to the AdSense for Search program or any other program by which Sponsored Links are sold by Google.

         1.9 "Intellectual Property Rights" means any and all rights existing from time to time under patent law, copyright law, semiconductor chip protection law, moral rights law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, and any and all other proprietary rights, and any and all applications, renewals, extensions and restorations thereof, now or hereafter in force and effect worldwide.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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         1.10 "Sponsored Links Program" or "AdSense for Search Program" or
"Services" means the program by which Google Sponsored Links are provided by Google to Customer and, [*], according to the terms of this Agreement.

         1.11 "Query" means a search query that [*].

         1.12 "Results Pages" means any Web pages displayed by or on behalf of the Customer [*], with respect to which Customer's servers have made a request to Google's servers to receive a Results Set for display of Google Sponsored Links on the Site [*].

         1.13 "Result Set(s)" means the data set provided to Customer by Google in response to a Query, consisting of Google Sponsored Links and any data provided by Google pursuant to the parties' mutual agreement to include such data, and which shall be displayed by Customer on the Site or a Syndicated Site pursuant to the terms of this Agreement.

         1.14 "Site" means the Web site domains Ask.com, AJ.com, AskJeeves.com, Teoma.com, and such other Web site domains as the Customer and Google may mutually agree in writing to include within the definition of the Site during the Term of this Agreement. For the avoidance of doubt, [*].

         1.15 "Spam Pages" means the Results Pages from Spam Queries or Clicks.

         1.16 "Spam Queries or Clicks" means those queries or clicks on Sponsored Links for which: (i) Google does not receive payment from an advertiser because such queries or clicks have been reasonably determined to be fraudulent; or (ii) Google is required to [*] to an [*] following receipt of payment from such advertiser due to the reasonable determination that the queries or clicks for which Google has received payment are fraudulent.

         1.17 "Sponsored Link" means a compensated advertising listing that is generated in response to a Query.

         1.18 "Syndicated Sites" means [*]

         1.19 "Term" shall have the meaning indicated in Section 10.

         1.20 "URL" means a uniform resource locator for documents or other resources on the Web.

         1.21 "Valid IP Addresses" means any and all valid Internet protocol addresses, or range of valid Internet protocol addresses, that will be used by or on behalf of Customer to access the Services.

         1.22 "Web" means the World Wide Web, containing among other things pages written in the hypertext markup language and/or any similar successor technology.

2. Provision of Services.

         2.1 General/Implementation. Google will provide Customer [*] with the Google Sponsored Links Program, whereby Google shall provide the Google Sponsored Links to Customer [*] for display by or on behalf of Customer and Syndicated Sites on Results Pages of the Site [*] according to the terms of this Agreement. The parties agree to work in good faith to ensure implementation of the Services on future domains mutually agreed to be included in the Site pursuant to Section 1.14, [*].

         2.2 Query Delivery; Display of Google Sponsored Links by Customer. Subject to Section 2.18 of this Agreement and the Non-Exclusivity provision of Schedule B.I.2 hereto, Customer shall deliver to Google [*] Queries from the Site [*] other than [*] and shall, subject to Section 2.2.5, 2.2.7, and 2.3, display on the Site [*] at least [*] Google Sponsored Links (or more, at Customer's discretion) and in accordance with Section

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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            2.15. Google Sponsored Links shall be provided to Customer by Google in response to each Query submitted to Google as described in this
            Section 2.2. For purposes hereof, the Queries from the Site [*] other than [*] shall be known as the "MANDATED QUERIES".

         2.2.1 Except as expressly provided in this Agreement, Customer shall not commingle, reorder or alter in any way the Google Sponsored Links without Google's prior written consent; provided that Customer may [*] to the Google Sponsored Links. For avoidance of doubt, as used in this Agreement, "[*]" [*]. Subject to the first sentence of this Section 2.2.1, Customer may collect and use data collected through such [*] in its normal business operations, as long as Customer's access of Google Sponsored Links remains in compliance with the Google Data Protocol and such [*] does not otherwise interfere with Google's ability to provide the AdSense for Search Program to Customer, or to calculate, count or bill for advertising clicks performed on the Site [*].

         2.2.2 With respect to Customer's obligation to display at least [*] Google Sponsored Links, unless otherwise agreed by the parties in writing and subject to Section 2.3 and Section 2.2.5 below, Customer shall display the [*] Google Sponsored Links delivered to Customer pursuant to each Query delivered by Customer.

         2.2.3 Customer shall be entitled to design the look, feel and appearance of each Web page containing a Results Set in its sole discretion (subject to compliance with this Agreement); provided however, that Customer shall have the right to display Google Sponsored Links only on [*], and [*]. For avoidance of doubt, Customer shall not have the right to display any Google Sponsored Links on properties other than Web site domains as described in this Agreement (it being understood that Customer [*] may display Google Sponsored Links on Web site pages that are [*].

         2.2.4 Customer may, at its sole discretion, display the Google Sponsored Links in accordance with its own look and feel; provided that: (a) Customer's display of Google Sponsored Links shall comply at all times with the requirements of
                  Section 2.15; (b) Customer shall unambiguously mark each cluster or grouping of Google Sponsored Links or each Google Sponsored Link as "Sponsored Link(s)" or other equivalent designation as mutually agreed by the parties; and (c) Customer shall not [*] the Google Sponsored Links, or [*] Google Sponsored Links. For avoidance of doubt, Customer shall be permitted to display Google Sponsored Links in [*].

         2.2.5 [*]. (a) [*], and (b) Google and Customer shall engage in good faith discussions to explore methods for [*]. Notwithstanding anything to the contrary in this Agreement, upon Google's prior written consent (which consent shall not be unreasonably delayed), Customer may elect not to display [*] Customer shall not [*] any Google Sponsored Links unless Google has provided such consent, and Google shall not withhold such consent unless Google has made a good faith determination after reasonable diligence that Customer's [*] are having a [*] on Google's AdSense for Search program.

         2.2.6 Notwithstanding anything to the contrary in this Agreement, Customer may display anywhere on the Results Page any or all Sponsored Links or Content which are owned by Customer or included within any product or service owned or operated Customer at its sole discretion.

         2.2.7 For the avoidance of doubt, Customer's obligation is to display, in accordance with this Agreement, Google Sponsored Links that are [*]; provided, however, that Google shall provide Customer with [*] to the [*], and Customer shall have the [*]; provided further, however, that any [*] by Customer of [*] shall not relieve Customer of its obligations under [*]. Notwithstanding the foregoing: (i) this Section 2.2.7 shall not in any way [*], including the [*]; and (ii) Customer agrees to make commercially reasonable efforts to [*], it being understood that "[*]" and "[*]" are intended to refer to [*] which do not result in the [*] (e.g., [*]).

2.3      Query Processing.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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         2.3.1    Customer shall send Queries to Google via the standard "Google
                  Data Protocol." [*]. For each Query received by Google from Customer, Google shall process such Query using Google's proprietary technology and transmit the applicable Results
                  Set, consisting of as many Google Sponsored Links as Customer requests and as are available for such Query; provided that, except when Google has provided its prior written consent as set forth in Section 2.2.5 or during any period during which the [*] set forth in Section 2.3.3 is not properly functioning, Customer shall display, in accordance with
                  Section 2.15, all of the Google Sponsored Links provided to Customer [*]. For any [*] as to which Google shall [*], subject to [*], Google shall provide Customer with [*]. Google agrees that it will make commercially reasonable efforts to [*]. To the extent that any [*] Google's disclosure as described in the preceding sentence then Google shall otherwise provide Customer with [*].

         2.3.2 Subject to Section 2.15.4 and the Non-Exclusivity provision of Schedule B, Google will make good faith efforts to apply the [*] to be provided by Google to Customer. Subject to the final sentence of this paragraph, the [*] used by Google in the [*] as of the Effective Date is the [*] that a Google Sponsored Link must achieve to be displayed. With respect to any [*], the parties agree that Google shall have the right to [*] as determined in Google's good faith belief based on the exercise of reasonable judgment. Customer shall provide Google with reasonable advance notice of any changes Customer makes to the [*], provided that Google agrees to make requested changes within [*] of Customer's request on a per [*] basis (e.g., [*]). In addition, Google shall not be obligated to implement [*] during any [*] (e.g., [*]) or during any Google [*] (provided that Google will provide Customer with reasonable advance notice of, and a reasonable timeframe for implementing such [*]). Customer acknowledges that Google may alter its implementation of [*], but such alterations shall not provide Customer with [*] than the [*] exists as of the Amended and Restated Effective Date.

         2.3.3 As soon as reasonably practicable following the Effective Date, Google will develop a [*] (the "[*]") which shall permit Customer, for a [*] (at Customer's discretion), [*] (e.g., [*]). As soon as reasonably practicable following the development of the [*], Google will develop [*] and the parties will work together in good faith to determine how to allow such changes to occur as often as reasonably practicable. Google will attempt to implement such changes in as short a timeframe as is reasonably practicable.

      2.4 Prohibited Conduct. Customer will not, and will use commercially reasonable efforts not to allow any third party to, (a) [*], including without limitation through the [*]; (b) directly or indirectly [*]; (c) [*] ("Advertiser Page") or provide a [*].

      2.5 [*]. Unless Customer otherwise elects, Customer shall provide Google with a list of [*] that promote: (i) [*], (ii) [*]; and (iii) [*], as described in Section 2.2.5 (such three (3) categories of [*] collectively referred to herein as "[*]"). With respect to the foregoing clause (i), the parties agree to discuss in good faith any disagreement regarding whether a [*] is appropriately categorized as a [*] to be included in the [*]. Google shall make commercially reasonable efforts to [*], from any Results Sets delivered to Customer; provided that in all cases, the parties acknowledge and agree that there will be occasions where Google Sponsored Links are [*] in accordance with this Section
2.5 despite the commercially reasonable efforts of Google, and in such event, the parties will cooperate to remedy the situation as quickly as possible in a mutually agreed manner. Customer may request that Google update the [*] no more than [*]. Google will exclude each [*] of Google's receipt of such update request (i.e., [*]). Notwithstanding anything in the Agreement to the contrary, the Service Levels described in Schedule E shall not apply for any period of time during which Google is [*] more than [*]; provided that Google shall discuss with Customer, in good faith, revised Service Levels requirements that are reasonable considering the number of [*]. If Customer discovers the existence of a [*] in Result Set(s) that should have been [*] pursuant to this
Section 2.5, then Customer

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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may provide written notice to Google with such [*], and Google shall [*] from
Results Sets such [*] within [*] of such notice.

      2.6 Mechanics. Google will receive Queries from or on behalf of Customer at Google's network interface, process the Queries and return a Result Set to Customer via Google's network interface, using the Google Data Protocol, or other means as Google may implement from time to time. Google shall not be responsible for receiving search Queries directly from Customer's End Users, for transmission of data between Customer and Google's network interface or for displaying the Result Set to Customer's End Users or any Syndicated Site's end users, nor shall Google be responsible for providing search results to End Users conducting searches to locate information on the Web. Customer, at its own expense, shall be responsible for providing customer support services to its End Users.

      2.7 Data. The parties agree that, as between Customer and Google, (1) any data or information sent by Customer to Google prior to or during the Term, including without limitation data or information submitted as Queries to Google, shall remain the sole and exclusive property of Customer, and [*], Google shall only use such data and information in connection with the fulfillment of Google's obligations hereunder, and (2) any data or information collected by Google from [*] shall remain the sole and exclusive property of Google; provided that Google may only disclose such data in accordance with [*]. Any data or information collected by Customer from [*] shall remain the sole and exclusive property of Customer. Customer considers click-stream data (meaning data from clicks by End Users on the Site [*] and Google agrees it shall not utilize such click-stream data for [*], provided that Google may use any such data [*]. All Queries sent by Customer to Google shall include the following: (a) [*], (b) [*] as required by Google, consisting of a [*], which may be [*], or such other information as the parties may agree upon, and (c) [*], each of which corresponds to the [*], none of which shall include [*], which information will be used by Google solely to [*]. Google may retain such information during the time it maintains logs containing such information in the ordinary course of its business so long as it [*] in a manner that can be [*]. Customer's collection and use of data in connection with [*] as described in Section 2.2 shall [*]; provided Customer shall not use such data to determine any [*] in a manner that would [*].

      2.8 Google Data Protocol. Google shall provide to Customer the Google Data Protocol and information and resources, as determined solely by Google in its discretion, to enable Customer to use the Services, and which may include, without limitation, valid Client Names, a valid IP address and access to Google's Administrative Console. Google grants to Customer a nontransferable, nonexclusive license during the Term to use the Google Data Protocol solely for the purpose of communicating information between the Site and the Services. The Google Data Protocol shall be deemed Confidential Information pursuant to the terms of Section 5.

      2.9 IP Security Process. Customer shall provide Google with its list of Valid IP Addresses, and Google shall provide Customer with [*] or Client Names, as required under this Agreement and as reasonably requested by Customer from time to time. In addition, Customer will deploy such number of [*] or Client Names as Google may reasonably request [*]. All search queries sent to Google by or on behalf of Customer must contain the Client Name and must use a valid IP address. Google shall have the right to immediately discontinue providing the Services to IP addresses that are not valid IP addresses. [*].

      2.10 End-User Support. Customer, at its own expense, shall provide first level customer support services to its End Users. Google, at its own expense, shall provide second level technical support services to Customer regarding the Services. Such support services will be provided as set forth in Schedule C.

      2.11 AdSense for Search Program Testing. During the Term, Google shall have the right to send uncompensated Queries using automated processes to the Sites, and Customer will use commercially reasonable efforts to procure rights for Google to test on [*], in order to verify that Google Sponsored Links are being served in compliance with the terms of this Agreement, to optimize the Services, [*]. During each month during the Term, Google shall not be permitted to send an amount of uncompensated Queries greater than [*] during such month. Google agrees to use commercially reasonable efforts to only conduct automated testing of the Sites [*].

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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      2.12 [*] Content. Google shall provide Customer with Google Sponsored
Links and Results Sets that are [*]; provided, however, that Google shall not be in breach of this Section 2.12 if the Google Sponsored Links are [*] Customer pursuant to: (i) the requirements of this Agreement, a separate written agreement of the parties, or Customer's request or election for the Google Sponsored Links on the Site to be [*]; (ii) [*]; (iii) [*], it being understood that Customer will work within Google's [*]; (iv) [*]; (v) [*]. Customer must notify Google within [*] after it becomes aware of any breach by Google of its obligations under this Section 2.12. If Google fails to cure such breach within [*] of receiving written notification from Customer of the breach, then Customer may, at any time thereafter during the Term, [*].

THE FOREGOING STATES GOOGLE'S SOLE AND EXCLUSIVE LIABILITY AND CUSTOMER'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO A BREACH OF THIS SECTION 2.12.

      2.13 Service Level Agreement. The parties hereby incorporate by reference herein the Service Level Agreement attached hereto as Schedule E.

      2.14 Marketing and Promotion. Google agrees to actively sell, market and develop the Google Sponsored Links during the Term.

      2.15 Exclusivity.

         2.15.1 Customer agrees that, during the Term of this Agreement:
         (a) Customer shall not [*]; and

         (b) With respect to [*]:

                  (i) [*]

                  (ii) [*]

                  (ii) [*].

         (c) For purposes of this Section 2.15, if after the Amended and Restated Effective Date any entity providing Sponsored Links to Customer that is not a [*] or [*] as of the Effective Date of this Agreement, becomes a [*] or [*], Customer shall not be in breach of this Section 2.15 and shall be entitled to continue to perform its obligations and exercise its rights under the applicable agreement with such entity until the expiration of the then-current term thereof and Customer agrees that it shall not extend or renew any such agreement during the Term.

         (d) Nothing in Section 2.15 shall be deemed to preclude Customer from allowing [*]) to (i) display on the [*] any number of Sponsored Links sold as part of [*] or (ii) display on the [*]; provided that all such [*] must be sold by [*], and are displayed pursuant to agreements between [*].

         2.15.2 [*]. [*]

         2.15.3 Restricted Pages. The exclusivity provisions of this Section
         2.15 are limited to Results Pages on the Site [*], as defined in
         Section 2.2 ("RESTRICTED PAGES") and shall not apply to: (i) [*], and
         (ii) [*].

         2.15.4 Non-Exclusivity. In the event Customer elects to [*] pursuant to: (a) Deductions (as defined in Schedule B) exceeding [*] in an applicable month as described in the Non-Exclusivity Section of Schedule B, or (b) an Uncured Violation associated with a [*], then [*] shall be deemed [*]. Upon the [*] of this [*] due to the occurrence of either (a) or (b) in the foregoing sentence, (i) Customer shall only be required to [*], and (ii) the [*] if Customer provides Google with less than [*], as described in the [*]. Notwithstanding the [*] or anything in the Agreement to the contrary, Google's obligations under each of Section [*] and [*], Section [*], Section [*], Section [*] and Section [*] shall be deemed [*], effective as of the same date Customer elects to [*]; provided that in the case of any [*] of Sections [*], Google agrees to provide Customer with any [*].

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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         2.15.5 Notwithstanding the exclusivity requirements set forth in this
         Section 2.15, Customer may [*]; provided, however, that Customer shall not (subject to Section [*]) display on any Restricted Pages [*].

         2.15.6 Customer understands that Google will provide the Services on a nonexclusive basis, and that Google will continue to customize and provide its services to other parties for use in connection with a variety of applications, including search engine applications.

      2.16 Management Committee. Google and Customer will act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement (each a "Dispute") between the parties related to this Agreement. If the parties cannot promptly resolve the Dispute within ten
(10) days after written notice is provided from one party to another of the existence of the Dispute, the Dispute will be submitted to the Management Committee (defined below) for resolution. For ten (10) days following submission of the Dispute to the Management Committee, the Management Committee will have the exclusive right to resolve such Dispute. If the Management Committee is unable to amicably resolve the Dispute during the ten-day period, then the Management Committee will consider in good faith the possibility of retaining a third party mediator to facilitate resolution of the Dispute. In the event the Management Committee elects not to retain a mediator, then either party shall be free to pursue other courses of action as it deems necessary. "Management Committee" will mean a committee made up of a senior executive from each of the Parties for the purpose of resolving Disputes under this Section 2.16 and generally overseeing the relationship between the Parties contemplated by this Agreement. Notwithstanding the foregoing, with respect to Disputes involving [*] to be made hereunder or [*] determinations, if mediation of the Dispute fails to resolve the Dispute (or if the Management Committee elects not to mediate the Dispute), such Dispute shall be finally settled by binding arbitration in Santa Clara County, California under the Commercial Rules of the American Arbitration Association by one arbitrator appointed in accordance with the rules. The arbitrators' decision award may be entered in any court of competent jurisdiction. Neither Party will seek, nor will be entitled to seek, binding outside resolution of the Dispute unless and until the Parties have been unable to resolve the Dispute as set forth in this Section 2.16.

      2.17 Client Applications. Customer agrees to comply with THE POLICY GUIDELINES FOR ACCESS OF GOOGLE SERVICES THROUGH CLIENT APPLICATIONS, attached hereto as Exhibit A (the "Guidelines"). The Guidelines may be updated [*]. Notwithstanding anything in the Agreement to the contrary, all Queries entered into any search box on a Client Application of Customer must resolve to a Results Page of the Site [*].

2.18 [*] of Guidelines.

   2.18.1 [*] Obligation. Google shall (a) comply with the Guidelines [*], and
(b) ensure that each [*] (a "[*]") is obligated to comply with the Guidelines [*] that (i) [*] or (ii) [*] (the foregoing (a) and (b), the "[*] OBLIGATIONS"); provided, however, that the [*] Obligations shall not apply to (1) [*], or (2) [*].

   2.18.2 Notice of [*] by Customer. In the event that Customer, [*], becomes aware that Google or a Google Customer [*] that would [*] of the [*] Obligations (a "[*]") and Customer has [*] that the Reciprocity Breach Amount, as defined below, associated with such [*] is [*] or greater, then for the [*] period following the date on which [*], Customer shall have the right to [*] and any other information reasonably necessary to [*], including without limitation, the manner in which [*], and the reasons Customer [*] (provided, however, that in no event shall Customer be required to provide or disclose any information that would [*]) (a "[*]"); [*]. The date on which Customer provides Google a [*] is referred to herein as the "[*]."

      2.18.3 [*]. "[*]" means the [*], or the estimated [*], as determined by [*], in the event such activity constituting [*] has occurred for a period of [*] prior to [*]. For the avoidance of doubt, the entire value of [*] shall not be used in the determination of the [*], unless the amount [*].

      2.18.4 Response by Google to [*].

      2.18.4.1 [*]. Immediately following Google's receipt of the [*], the parties shall [*] following [*] (the "[*]") to [*], including without limitation, the [*], and the [*], and to provide [*] that such [*]. Customer shall provide such information [*] as is reasonably available to [*] during the [*] (provided, however, that in no event shall Customer be required to provide or disclose any information that would [*]). If Google [*] that the [*] identified in a [*] constitutes a [*], then Google and Customer will [*] and [*] to [*] using the [*] of the Agreement.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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      2.18.4.2 [*] and [*]. If the [*] identified in a [*] constitutes a [*], as determined in accordance with Section 2.18.4.1, then within [*] following the [*], Google shall provide Customer with written notice (the "[*]") setting forth:

      (1) whether or not the [*] corresponding to the [*] specified in the [*], as determined by Google [*] either (x) [*] ([*]) with respect to a [*]"), or (y) [*] with respect to [*], where the [*] associated with each such [*] is at least [*] ("[*]"); or

      (2) Google's [*] that (x) the [*] corresponding to the [*] specified in the [*] has not [*] either the [*] or the [*] and (y) that the [*] corresponding to such [*] will or will not [*] (as determined in accordance with Section 2.18.3) assuming a [*] (the "[*]"). In addition, Google shall provide Customer with such information [*]; provided, however, that in no event shall Google be required to provide or disclose any information that [*]. For the avoidance of doubt, Google shall not be obligated to take any action (e.g., [*]) with respect to a [*] described in this Section 2.18.4.2(2) until such time as the [*].

In the event Customer [*], then Google and Customer will [*] using the [*] of the Agreement. In the event Google [*] to provide the [*] within the aforementioned timeframe, then Customer may notify Google in writing of [*] in which case Google shall provide the [*].

   2.18.5 [*]. For the purposes of this Section 2.18, "[*]" with respect to a [*] means any of the following: (A) [*], (B) [*] such that the [*] no longer [*], or (C) [*] such that subsection [*]. For purposes of this Section 2.18, Google will not be deemed to have [*] unless: (1) in the case of a [*] where the [*], Google does not [*]; or (2) in the case of a [*] but, the [*] is estimated in accordance with Section 2.18.3 to [*], Google does not [*]: (x) [*]; or (y) [*]. A [*] described in the foregoing clauses (1) and (2) that is not [*] as set forth herein is an "[*]". Google shall provide written notice to Customer within [*] of any [*] becoming an [*].

   2.18.6 Remedy for [*]. In the event the [*], Customer shall have the right, for a period of [*] from the date Customer receives Google's notice that a [*] associated with a [*] has become [*], to [*] upon [*] prior written notice. For the avoidance of doubt, for [*], the determination of a [*] shall be made on a [*].

   2.18.7 Remedy for [*]. In the event the [*] then (i) Customer shall have the right, for a period of [*] from the date Customer receives Google's notice that a [*] associated with a [*] has become [*], to [*] upon [*] prior written notice to Google, (ii) Customer shall only be obligated to [*], (iii) the [*] of the [*] shall be [*] to [*] if Customer provides Google with [*] of the [*], and
(iv) subject to the terms of Section [*], Sections of this Amended and Restated Agreement listed in Sections [*], [*], Section [*] (other than [*]), Section [*] and Section [*] shall be deemed [*], effective as of the same date Customer [*]; provided that in the case of any [*] of Sections [*], Google agrees to provide Customer with [*]. Google shall provide Customer with written notice within [*].

   2.18.8 CUSTOMER AGREES THAT [*] SHALL HAVE [*] FOR SUCH [*].

   2.18.9 THE FOREGOING STATES CUSTOMER'S [*], AND GOOGLE'S [*], WITH RESPECT TO A [*].

      2.19 [*]

      2.20 [*]

      2.21 [*]. Notwithstanding anything to the contrary in this Agreement, Google may [*]. In addition, Google may share the results of any such [*]; provided, however, that Google shall ensure that prior to any [*] has signed an agreement with Google with confidentiality obligations that are not materially less protective of Customer's confidentiality rights than the confidentiality terms of this Agreement, and which shall prohibit disclosure of confidential information to any third parties.

      2.22 Restriction against Relationships with Certain Entities. Google agrees that, for a period of [*] from the Amended and Restated Effective Date, Google (including any of its affiliates and subsidiaries) shall not enter into any arrangement or agreement for the provision of Google's AdSense for Search services with [*].

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.    Payments.

      3.1 Payment. Google shall pay the fees in the amounts and on the terms specified in Schedule B attached hereto. All fees quoted and payments made hereunder shall be made in U.S. Dollars. Customer shall be responsible for all sales taxes and other similar taxes imposed by any federal, state or local governmental entity on the transactions contemplated by this Agreement, excluding taxes based upon Google's net income.

      3.2 Reports. Google will provide Customer with up-to-date [*] status reports [*]. All reports shall be treated as Confidential Information of each party under the terms of this Agreement, based on the underlying information contained therein. The status reports shall include, [*]. Upon mutual agreement between the parties, Google may provide Customer additional reports from time to time; provided that Google agrees to provide Customer with the [*].

4. Audit Rights; Officer's Certificate.

4.1 Customer Audit Rights. Customer, at its own expense, may retain a nationally recognized independent auditor to review and audit Google's relevant records to confirm the fees due under this Agreement upon [*] prior written notice, including without limitation [*] Such audit shall: (a) be subject to Google's reasonable security and confidentiality requirements; (b) occur no more than once every [*] and not during the last three (3) weeks of a calendar quarter, provided that if two (2) successive audits show that Google is within [*] of fees owed to Customer, then the frequency of audits shall occur no more than every [*], and (c) transpire during Google's normal business hours. If the audit results in a [*] or more adjustment in the payments for the audited period, then Google shall pay Customer any amounts owed, and pay for the reasonable costs associated with such audit.

4.2 Google Audit Rights. Google may retain, at its own expense [*], a nationally recognized independent auditor to review and audit Customer's relevant records to verify: (i) Customer's compliance with the requirement to deliver to Google all of the Mandated Queries pursuant to Section 2.2 or if applicable, (ii) Customer's compliance with the requirement to deliver a minimum percentage of the Mandated Queries pursuant to the Non-Exclusivity Section of Exhibit B. Such audit shall: (a) be subject to Customer's reasonable security and confidentiality requirements; (b) occur no more than once every [*] and not during the last three (3) weeks of a calendar quarter; provided, however, that if two (2) successive audits show that Customer has complied with such obligations by providing the applicable number of Mandated Queries required by the Agreement, then the frequency of audits shall occur no more than every [*]; and (c) transpire during Customer's normal business hours. In the event such audit reveals that, for any month(s) of Term, Customer failed to provide Google the minimum number of Mandated Queries Customer is required to provide pursuant to the Agreement: (i) in the event the audit reveals Customer has failed to deliver to Google all of the Mandated Queries in a month pursuant to Section 2.2, then Customer shall have [*] to cure such discrepancy by increasing the number of Mandated Queries Customer sends to Google to meet or exceed the contractually required minimum; (ii) in the event the audit reveals, if applicable, that Customer has failed to deliver to Google at least [*] of the Mandated Queries in a month pursuant to the Non-Exclusivity provision of Schedule B, such that there would otherwise have been a [*] by Google to Customer, then Google shall be entitled to deduct any overpayments from subsequent payments to Customer; and (iii) in the event the audit reveals, if applicable, that Customer has failed to deliver to Google at least [*] of the Mandated Queries in a month pursuant to the Non-Exclusivity provision of Schedule B, then Google shall have the right to terminate the Agreement upon [*] written notice, unless Customer reasonably demonstrates that such failure was due to circumstances beyond Customer's reasonable control or which could not have been reasonably anticipated by Customer through the exercise of reasonable diligence (e.g. network failures, router malfunction, computer virus or other disabling technology), in which case Customer shall have [*] to cure such discrepancy by increasing the number of Mandated Queries Customer sends to Google to meet or exceed the contractually required minimum; provided that with respect to this clause (iii) Customer shall not have the right to cure any [*] breach by Customer of its obligation to provide at least [*] of the Mandated Queries to Google, when the applicable breaches have been the result of circumstances beyond Customer's reasonable control or which could not have been reasonably anticipated by Customer through the exercise of reasonable diligence such that Google shall have the right to terminate this Agreement as described in this Section 4.2.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3 Officer's Certificate. At Google's written request, [*], Customer shall provide Google with a [*] that [*]: (i) [*]; or if applicable (ii) [*]. In the event Section [*] of this Agreement is [*] by Customer, Customer agrees to provide to Google a [*] report [*] within [*] after the [*] stating: (i) that [*], and (ii) [*].

5. Confidentiality.

      5.1 Confidential Information. Each party (the "Receiving Party") understands that the other party (the "Disclosing Party") has disclosed or may disclose information of a confidential nature including, without limitation, know-how, formulas, processes, ideas, inventions, schematics and other technical, business, financial and product development plans, forecasts, strategies and information ("Confidential Information"). All Confidential Information disclosed in tangible form by the Disclosing Party shall be marked "confidential" or "proprietary" and all Confidential Information disclosed orally or otherwise in intangible form by the Disclosing Party shall be designated as confidential or proprietary at the time of disclosure. Notwithstanding the foregoing, information that is disclosed in a manner in which the Disclosing Party reasonably communicated, or the Receiving Party should reasonably have understood under the circumstances that the disclosure should be treated as confidential, whether or not the specific designation "confidential" or any similar designation is used, shall be Confidential Information for purposes of this Section 5.

      5.2 Disclosure and Use. The Receiving Party agrees (i) to hold the Disclosing Party's Confidential Information in confidence and to take all necessary precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party employs with respect to its own confidential materials), (ii) not to divulge any such Confidential Information or any information derived therefrom to any third person, except independent contractors under an obligation of confidentiality and with a need to know for purposes authorized under this Agreement, (iii) not to make any use whatsoever at any time of such Confidential Information except as authorized under this Agreement, and (iv) not to remove or export any such Confidential Information from the country of the Receiving Party except as may be allowed by applicable export laws. The Receiving Party shall limit the use of and access to the Disclosing Party's Confidential Information to the Receiving Party's employees, attorneys and independent contractors under an obligation of confidentiality and restricted use who need to know such Confidential Information for the purposes authorized under this Agreement. The Receiving Party shall treat the Confidential Information with at least the same degree of care and protection as it would use with respect to its own Confidential Information, but in no event less than a reasonable standard of care. The foregoing obligations shall survive for a period of five (5) years from the date of disclosure of the Confidential Information, except in the case of source code, in which case the foregoing obligations shall be perpetual. Without granting any right or license, the Disclosing Party agrees that the foregoing shall not apply with respect to information that the Receiving Party can establish (i) is in the public domain and is available at the time of disclosure or which thereafter enters the public domain and is available, through no improper action or inaction by the Receiving Party or any affiliate, agent or employee, or (ii) was in its possession or known by it prior to receipt from the Disclosing Party without restriction, or (iii) was rightfully disclosed to it by another person without restriction, or (iv) is independently developed by the Receiving Party without use of such Confidential Information, or (v) is required to be disclosed pursuant to any statutory or regulatory authority, provided the Disclosing Party is given prompt notice of such requirement and the scope of such disclosure is limited to the extent possible, or (vi) is required to be disclosed by a court order, provided the Disclosing Party is given prompt notice of such order and provided the opportunity to contest it.

      5.3 Return of Confidential Information. Upon any termination or expiration of this Agreement each party will destroy, or return to the other party, all tangible copies of the other party's Confidential Information and erase all copies in electronic form.

      5.4 Confidentiality of Agreement. Each party agrees that the existence of this Agreement and the terms of this Agreement shall be deemed Confidential Information of the other party, provided that in addition to the permitted disclosures under section 5.2, either party may disclose the terms of this Agreement (i) if required to do so by law or generally accepted accounting principles, (ii) as required to assert its rights hereunder, and (iii) to its own directors, employees, attorneys, accountants, and other advisors on a "need to know" basis and under an obligation of confidentiality no less stringent than set forth herein. Each party agrees that the Disclosing Party will be given prompt notice of any disclosure made pursuant to clause (i) or (ii) above, and that any such disclosure shall be limited to the extent possible.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6. Intellectual Property

      6.1 Google Rights. As between Customer and Google, Customer agrees that it will not claim ownership, based on this Agreement or its use of Services hereunder, in any right, title and interest, including without limitation Intellectual Property Rights associated with the Services (including, but not limited to, the AdSense for Search program, the Google Data Protocol, and Google Brand Features, whether used by Google and/or Customer, but excluding items licensed by Google from third parties). Customer shall not acquire any right, title, or interest in or to the Intellectual Property Rights associated with the Services (including the AdSense for Search program, the Google Data Protocol, and Google Brand Features), except for the limited use rights expressly set forth in this Agreement. Customer shall not modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code of the AdSense for Search service, the Google Data Protocol, Google Brand Features, or any other software, or documentation associated with the Services. Customer will not remove, obscure, or alter Google's copyright notice, trademarks, or other proprietary rights notices affixed to or contained within any Google Services, software, or documentation. Notwithstanding anything to the contrary in this section, to the extent that Customer owns Intellectual Property Rights, this Agreement is not a grant of license to Google of any of those rights, nor does anything in this Agreement serve as a waiver of those rights. Furthermore, except as expressly provided for in this Agreement, Customer shall not crawl, index or in any non-transitory manner store or cache information obtained from the Services. Any rights not expressly granted herein are deemed withheld.

      6.2 Customer Rights. As between Google and Customer, Google agrees that it will not claim ownership, based on this Agreement or provision of the Services hereunder, in any right, title and interest, including without limitation Intellectual Property Rights associated with the Content. Google shall not acquire any right, title or interest in or to such Content, except for the limited use rights expressly set forth in this Agreement. Notwithstanding anything to the contrary in this section, to the extent that Google owns Intellectual Property Rights, this Agreement is not a grant of license to Customer of any of those rights except as expressly provided for herein, nor does anything in this Agreement serve as a waiver of those rights.

      6.3 Brand Feature License. Subject to the limitations set forth herein, Google hereby grants Customer [*] a nontransferable, nonexclusive license during the term to: (a) use Google's name on a landing page of the Site in connection with Customer's disclosure to End Users that Google provides the Google Sponsored Links to Customer if (i) the primary purpose of such landing page is to provide End Users a text explanation of Google Sponsored Links and their source, which explanation shall not include any Google logo, other Google Brand Feature or active/referral link to any page on the Google Web site; (ii) such landing page is accessed by End Users directly from a link on a Results Page or other page on the Site which is intended to provide End Users with information about Sponsored Links (e.g., FAQs or "About" pages); and (iii) the link on the Results Page does not include any Google Brand Features and is placed near Google Sponsored Links in a manner that does not cause confusion as to the item being explained; (b) use Google's name in securities filings and documents that are required by law; (c) use Google's name in press releases; and (d) include Google's Brand Features in presentations and marketing materials; provided that in each instance described in Sections 6.3(a), 6.3(c), and 6.3(d) of Customer's use and/or display of any Google Brand Feature, Google provides its advance written approval of all such advertising and messaging activities, such approval not to be unreasonably withheld or delayed. Unless otherwise permitted in advance by Google in writing, Customer shall not use or display any Google Brand Features, and unless otherwise permitted in advance by Customer in writing, Google shall not include any Google Brand Features in any Result Set or any Google Sponsored Link. Subject to the limitations set forth herein, Customer hereby grants to Google a nontransferable, nonexclusive license during the Term to use Customer's Brand Features to: (i) advertise that Customer is using the Services and (ii) include Customer's logo in presentations, marketing materials, customer lists, and website listing of partners; provided that Customer provides its advance written approval of all such advertising and messaging activities, including without limitation press releases. For purposes of clarification, except for the right to include the Ask Jeeves and Ask.com names on a list of customers who use the Services, Google shall not reference or use the Ask Jeeves, Ask.com or Teoma name in any manner whatsoever unless Customer has provided its prior written approval. For avoidance of doubt, Google shall not post any Customer name on the Google web site without Customer's prior written approval. Customer's license to Google shall be expressly limited to Google specifically referencing Customer as a customer only of the Google Sponsored Links Program and shall not include any reference that Customer utilizes any other Google product (including without limitation any Google search product) or any reference that is ambiguous enough to cause confusion as to whether Customer uses any other Google product other than pursuant to this Agreement. Each party will submit all materials of any kind containing the other party's Brand Features to

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the other party before release to the public for inspection, and such other party will have the right to approve such material prior to each distribution. Except as set forth in this Section, nothing in this Agreement shall grant or shall be deemed to grant to one party any right, title or interest in or to the other party's Brand Features. All use by Google of Customer's Brand Features (including any goodwill associated therewith) shall inure to the benefit of Customer and all use by Customer of Google's Brand Features (including any goodwill associated therewith) shall inure to the benefit of Google. At no time during or after the Term of this Agreement shall one party assert rights in the Brand Features of the other party (except to the extent this restriction is prohibited by applicable law) or the registration thereof by the other party, nor shall either party attempt to register any Brand Features or domain names that are confusingly similar to those of the other party.

Notwithstanding anything to the contrary herein, but subject to the prior written approval of each party's General Counsel not to be unreasonably withheld or delayed, the parties will work together to either unilaterally or jointly issue a press release regarding the existence of this Agreement, provided that any press release that includes the name or any other Brand Feature of the other party has been reviewed and approved in advance by both parties. Neither party shall issue any additional press release in connection with this Agreement without the other party's prior review and approval of such press releases.

7. Warranties and Disclaimer.

      7.1 Google. Google warrants that it has full power and authority to enter into this Agreement and perform its obligations hereunder. GOOGLE MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

      7.2 Customer. Customer warrants that: (i) it has full power and authority to enter into this Agreement and perform its obligations hereunder; and (ii) it shall use information provided by Google (including Results Sets) in a manner that complies with applicable laws. CUSTOMER MAKES NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

8. Indemnification.

Google will defend (or at its option settle), indemnify and hold harmless Customer and its affiliates and their respective officers, directors, employees and agents from and against any action, loss, cost, claim, demand, liability or expense, including reasonable attorney's fees, from a third party lawsuit or proceeding brought against Customer based upon a claim that (a) the Services or any Google Brand Feature infringes any U.S. [*], copyright, trade secret or [*] of such third party (an "IP Claim"), (b) Google's use of information provided by Customer violates applicable data protection laws, and/or (c) [*]. For purposes of this Section 8, [*] means [*] to the extent the [*] at the time of the event giving rise to the claim [*]. Notwithstanding the foregoing, in no event shall Google have any obligations or liability under this Section 8 arising from: (i) use of the Services or Google Brand Features in a modified form, unless such modification is expressly approved by Google, or in combination with materials not furnished by Google if such infringement would have been avoided but for such combination unless such combination is expressly approved by Google, (ii) any content, information or data provided to Google by Customer, End Users or any other third parties, and (iii) any pages of third party websites [*]. In addition to the Customer's indemnification obligations in Section 1(h) of Schedule G, Customer will defend (or at its option settle), indemnify and hold harmless Google and its affiliates and their respective officers, directors, employees and agents from and against any action, loss, cost, claim, demand, liability, or expense, including reasonable attorney's fees, from any third party lawsuit or proceeding brought against Google based upon a claim that: (x) the Content, Site and/or Customer Brand Features infringe any U.S. [*], copyright, trade secret or [*] of such third party; (y) Customer's use of the Services in any manner inconsistent with or in breach of the Agreement; and/or
(z) Customer's use of information provided by Google violates applicable data protection laws. Indemnification shall be provided for any claim covered under this Section 8 and shall be limited to (i) payment by the indemnifying party ("INDEMNITOR") of all damages and costs reasonably incurred (including reasonable attorney's fees) for such claim, or (ii) settlement costs approved in writing by the Indemnitor. The foregoing obligations shall exist only if the party seeking indemnification ("INDEMNITEE"): (i) promptly notifies the Indemnitor of such claim, (ii) provides the Indemnitor with reasonable information, assistance and cooperation in defending the lawsuit or proceeding, and (iii) gives

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the Indemnitor full control and sole authority over the defense and settlement of such claim. The Indemnitee may join in defense with counsel of its choice at its own expense. Each party shall not agree to any settlement that admits wrongdoing by the other party or that imposes any non-monetary obligations, or any monetary obligations not indemnified by the other party, on the other party. The Indemnitor shall only reimburse the Indemnitee for expenses incurred by the Indemnitee with the Indemnitor's prior written approval.

Without limiting the foregoing indemnity obligation, following notice of an IP Claim related to the Services or any facts which may give rise to an IP Claim related to the Services, Google may, in its sole discretion and at its option
(a) procure for Customer the right to continue to use the Services or (b) modify the Services to make them non-infringing with the same level of functionality and quality as prior to the IP Claim. If Google determines that it is not commercially reasonable to perform either of these alternatives, Google shall have the option to terminate this Agreement, subject to Section 10.6 herein.

THE FOREGOING STATES THE PARTIES' ENTIRE LIABILITY AND EXCLUSIVE REMEDY WITH RESPECT TO INFRINGEMENT OF A THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS AND GOOGLE'S TERMINATION OF THE AGREEMENT IN CONNECTION WITH AN IP CLAIM AS SET FORTH ABOVE.

9. Limitation of Liability.

EXCEPT FOR: (A) AMOUNTS PAYABLE PURSUANT TO INDEMNIFICATION UNDER SECTION 8 AND
SECTION 1 OF SCHEDULE G [*], A VIOLATION OF EITHER PARTY'S INTELLECTUAL PROPERTY RIGHTS, OR BREACHES OF CONFIDENTIALITY UNDER SECTION 5, AND (B) LIABILITY DESCRIBED IN SECTION 10.6, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOST DATA OR LOST PROFITS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT OR TORT (INCLUDING PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE), AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN. EXCEPT FOR (A) AMOUNTS PAYABLE PURSUANT TO INDEMNIFICATION UNDER SECTION 8 AND SECTION 1 OF SCHEDULE G, A VIOLATION OF EITHER PARTY'S INTELLECTUAL PROPERTY RIGHTS, OR BREACHES OF CONFIDENTIALITY UNDER SECTION 5, AND (B) LIABILITY DESCRIBED IN SECTION 10.6, IN NO EVENT SHALL EITHER PARTY'S LIABILITY ARISING OUT OF THIS AGREEMENT EXCEED [*]. THE PARTIES AGREE THAT THIS
SECTION 9 REPRESENTS A REASONABLE ALLOCATION OF RISK.

10. Term and Termination.

      10.1 Term. The term of this Agreement (the "Term") shall commence on the Amended and Restated Effective Date and shall continue in force until December 31, 2007, unless earlier terminated as provided herein.

      10.2 Termination.

            10.2.1 General. Either party may terminate the Agreement: (a) if the other party materially breaches any material term or condition of the Agreement and fails to cure such breach within thirty (30) calendar days after receiving written notice of such breach; provided that, subject to Customer's obligation to enforce the terms of Schedule G and Google's rights under Section 6 thereof, [*] for purposes of termination of this Agreement; (b) if the other party becomes insolvent or makes any assignment for the benefit of creditors or similar transfer evidencing insolvency, or suffers or permits the commencement of any form of insolvency or receivership proceeding, or has any petition under bankruptcy law filed against it, which petition is not dismissed within sixty
(60) days of such filing, or has a trustee or receiver appointed for its business or assets or any party thereof; or (c) if Customer merges with, acquires or is acquired (e.g., via a Change of Control) by [*], provided that
(i) in the case of Google's exercise of this termination right, Google delivers to Customer written notice not more than [*] the earlier of (a) any public announcement by Customer of such a

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

transaction or (b) Google's receipt of written notice from Customer that Customer has entered into a definitive agreement contemplating such a transaction giving rise to this termination right, such termination being effective upon the closing date of such transaction, and (ii) in the case of Customer's exercise of this termination right, Customer delivers to Google written notice not more than [*] the date Customer enters into a definitive agreement contemplating such a transaction giving rise to this right, such termination being effective upon closing date of such transaction. For the avoidance of doubt, in the event of any termination under Section 10.2.1(c), Customer shall strictly comply with the requirements of Section 5 prior to, during and after any discussions or activities relating to such transaction, and unless Customer has materially breached a material term or condition of the Agreement as described in Section 10.2.1(a), Google may not suspend performance until the close of such transaction. With respect to Customer's written notice to Google that Customer has entered into a definitive agreement contemplating a Change of Control, Customer agrees to include in such notice information that Google would reasonably need to evaluate such transaction, including the name of the party involved in the applicable transaction, subject to applicable confidentiality or contractual obligations. For the avoidance of doubt, under no circumstances shall a termination right exercised pursuant to a Change of Control be effective if the applicable Change of Control transaction is not consummated. Customer will provide Google written notice in the event a Change of Control transaction is terminated.

      10.2.2 Google Termination Rights. Notwithstanding the foregoing, in addition to the termination rights granted above in Section 10.2.1, Google may terminate the Agreement, upon [*] written notice to Customer if Customer (i) attempts to modify, adapt, translate, prepare derivative works from, decompile, reverse engineer, disassemble or otherwise attempt to derive source code of the AdSense for Search, the Google Data Protocol, Google Brand Features, or any other software, or documentation associated with the Services, or (ii) otherwise intentionally and materially breaches Google's Intellectual Property Rights, and Customer fails to cure such breach within such [*]. In addition, Google may terminate the Agreement in accordance with the termination rights granted in
Section 4.2 (Google Audit).

      10.2.3 Customer Termination Rights. Notwithstanding the foregoing, in addition to the termination rights granted above in Section 10.2.1, Customer may terminate the Agreement in accordance with the termination rights granted in
Section 2.12 ([*] Content) and Section 2.18.6 ([*]), and if Google fails to cure any material breach of the Service Level Agreement within [*] after receipt of written notice from Customer of such breach. In addition, Customer may terminate the Agreement, upon [*] written notice to Google if Google [*] breaches Customer's Intellectual Property Rights, and Google fails to cure such breach within such [*] period.

      10.2.4 Definitions. As used in this Section 10, "CONTROL" means the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract, management agreement or otherwise. "CHANGE OF CONTROL" with respect to a party means (i) the acquisition, whether in one or a series of transactions, by any person or related persons constituting a group, of (A) beneficial ownership of issued and outstanding shares of stock of such party, the result of which is that such person or such group possesses in excess of fifty percent (50%) of the combined voting power of all then-issued and outstanding stock of such party, or (B) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the board of directors (or equivalent governing body) of such party;
(ii) a merger or consolidation of a party with a person or a direct or indirect subsidiary of a person, or a reorganization or recapitalization of a party, provided that the result of such transaction, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of such party immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of fifty percent (50%) of the combined voting power of all of the then-issued and outstanding stock of such party, merged or consolidated person, its direct or indirect parent, or the surviving person of such party; or (iii) the sale or disposition, whether directly or indirectly, in one or a series of related transactions, of substantially all of the assets of a party. For purposes of the preceding sentence, the terms "person," "group" and "beneficial ownership" shall have the meanings given to such terms under the Securities Exchange Act of 1934, as amended.

      10.2.5 Notice. Customer agrees to provide written notice of a transaction that would give rise to any termination right granted by Section 10.2.1(c) in a timely manner, but in any event in no less than twenty (20) days prior to the closing date of such a transaction, and further agrees to provide any information that Google reasonably requires to evaluate such transaction, including its acquirer, subject to applicable confidentiality or contractual obligations. Customer will provide Google notice in the event such a transaction is terminated."

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

      10.3 Effect of Termination. Upon the termination of this Agreement for any reason (i) all license rights granted herein shall terminate, and (ii) each party shall return to the other party, or destroy and certify the destruction of, all Confidential Information of the other party. The provisions of Section
10.6 shall apply to any termination of the Agreement as described therein.

      10.4 Survival. In the event of any termination or expiration of this Agreement for any reason, Sections 1, 2.7, 3, 4.1 and 4.2 (each, for a period of one year after the date of termination or expiration), 5, 6.1, 6.2, 8, 9, 10.3, 10.4, 10.5, 10.6, 11, and 12 shall survive termination. Neither party shall be liable to the other party for damages of any sort resulting solely from terminating this Agreement in accordance with its terms.

      10.5 Injunctive Relief. Notwithstanding the provisions of Section 2.16 of this Agreement, each party agrees that, in addition to any other remedies to which the other party may be legally entitled, such party shall have the right to seek immediate injunctive relief in the event of a breach of this Agreement by the other party or any of its officers, employees, consultants or other agents.

      10.6 [*]. Notwithstanding anything to the contrary in this Agreement, (a) in the event Customer [*], which [*] is the result of a [*] to Customer and/or to [*] such that, in either case, [*], Google shall be required to [*] Customer [*] as described in this Section 10.6(a) [*], multiplied by the [*]; provided that in no event will the [*] pursuant to this Section 10.6 [*]; and (b) in the event [*]), then for each of [*]) following [*] as described herein, Google shall [*]; provided that each of the [*] shall be [*]. For the avoidance of doubt, the [*] pursuant to 10.6(b) shall not [*]. The parties agree that Customer's [*] in the event of [*] pursuant to 10.6(a) or 10.6(b) above [*] and that the [*] set forth herein are [*]. If [*], the foregoing [*] described in
Section 10.6(a) and 10.6(b) as [*], respectively, shall be Customer's [*] and Google's [*] in the case of a [*] for the reasons set forth in these Sections 10.6(a) and (b), respectively. Notwithstanding the foregoing, such [*] shall be [*].

11. Addresses.

All payments, correspondence, and notices shall be sent to the following addresses:

         Google Inc.                          Ask Jeeves, Inc.

         1600 Amphitheatre Parkway            5858 Horton Street, Suite 350

         Mountain View, CA  94043             Emeryville, CA 94608

      Unless specified otherwise by the receiving party in writing, all invoices or payments shall be sent to the attention of Finance, all legal notices shall be sent to the attention of the General Counsel, and all other correspondence shall be sent, in the case of Customer to the attention of CEO, and in the case of Google to the representative indicated in the signature block below.

12. Miscellaneous.

Any notice required for or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally, (ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission report, or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to the addresses first described above or to such other address that the receiving party may have provided in writing for the purpose of notice in accordance with this Section. Neither party may assign its rights or delegate its obligations under this Agreement (by operation of law or otherwise) without the other party's prior written consent, except to person(s) or entity(s) that acquire, through merger or otherwise, (i) ownership of a majority of such parties' securities or voting securities or an amount of such party's securities that provide such acquiring person(s) or entity(s) with the power to elect a majority of the members of such party's board of directors (in all cases, other than any such acquisition of Google securities in connection with a private or public securities offering) or (ii) all or substantially all of such party's assets. This Agreement is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to conflict of law principles. Any dispute or claim arising out of or in connection with this Agreement shall be brought in the state or federal courts located in Santa Clara County, California. The parties are independent contractors. Neither party shall be deemed to be an employee, agent, partner or

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other. Neither party shall be liable hereunder for the failure or delay in the performance of its obligations hereunder resulting from any condition beyond its reasonable control, including but not limited to (except for any failure in the payment of money) acts of terrorism, power failures, strikes, shortages, riots, insurrection, fires, flood, storm, explosions, earthquakes, acts of God, war or governmental action and Internet disturbances. Each party shall comply with all applicable laws, rules and regulations, if any, related to the performance of its obligations under this Agreement. The failure of either party to require performance by the other party of any provision shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, such provision shall be changed and interpreted so as to best accomplish the objectives of the original provision to the fullest extent allowed by law and the remaining provisions of this Agreement shall remain in full force and effect. THIS AGREEMENT, AND SCHEDULES HERETO, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF. THIS AGREEMENT SUPERSEDES, AND THE TERMS OF THIS AGREEMENT GOVERN, ANY OTHER PRIOR OR COLLATERAL AGREEMENTS WITH RESPECT TO THE SUBJECT MATTER HEREOF. ANY AMENDMENTS TO THIS AGREEMENT MUST BE IN WRITING AND EXECUTED BY AN OFFICER OF THE PARTIES.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

ASK JEEVES, INC.                                 GOOGLE INC.

By: /s/ Brett Robertson                          By: /s/ Joan Braddi
    -----------------------                          --------------------------

Name: Brett Robertson                            Name: Joan Braddi

Title: General Counsel                           Title: VP Search Services

Date:______________________                      Date:_________________________

Fax:   [*]                                       Fax: [*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                   SCHEDULE A

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                            SCHEDULE B - SERVICE FEES

I. PAYMENT FOR GOOGLE SPONSORED LINKS:

Payment: Customer and Google agree that Google shall pay to Customer the amounts described below.

1) Each calendar month during the Term, Google shall pay Customer: (i) [*] of the Net Ad Revenue (defined below) generated from Google Sponsored Links displayed on the Sites [*]; and (ii) [*]. Notwithstanding any of the foregoing, Google shall not be liable for payment in connection with any amounts which result from [*] or [*], as reasonably determined by Google. If there is a discrepancy of [*] or more between Customer's calculation of [*] or [*], the parties agree to resolve any such discrepancy in accordance with the Dispute resolution procedure set forth in Section 2.16.

"Net Ad Revenue" means, with respect to a calendar month during the Term, the Gross Revenue generated during a calendar month minus the total amount of Deductions for the [*] for such month, where for purposes of this Agreement such total amount of Deductions is deemed to equal [*] of the total Gross Revenue generated during such month.

"Deductions" shall mean the aggregate amount of [*] each calendar month during the Term with respect to the Services provided herein.

"Additional Deductions" shall mean additional costs that [*] as described in
Section I(2) of this Schedule B. For the avoidance of doubt, the total aggregate amount of deductions that Google may subtract from Gross Revenue is the sum of Deductions and Additional Deductions, as applicable.

"[*]" shall mean [*]

"Gross Revenue" shall mean the revenue generated by the [*], minus [*] fees and [*] fees; provided that, for purposes of clarification, these fees shall only include fees paid by [*] and shall exclude all other fees or expenses including, without limitation, those [*].

2) Commencing as of the first complete calendar month following notice to Customer of a "[*]" (as defined below), [*], Google shall [*], and [*] as follows:

Definitions: For purposes of this Schedule B, the following terms shall have the following meanings:

"[*]" shall mean the [*].

"[*]" means, for any applicable calendar month, the [*] on the [*] during such calendar month.

"[*]" or "[*]" shall, for any applicable calendar month, equal the [*] difference between the [*] in each of the four preceding complete calendar months as compared to the [*] for each respective calendar month in the prior year, calculated as follows:

                                       [*]

"[*] shall mean for any applicable calendar month, the [*] for the corresponding calendar month in the prior year multiplied by the [*], calculated as follows:

                  [*]

[*]. In order to [*] above [*] by [*], Google must provide Customer with [*] stating that there has been an [*], [*] or [*] to the [*] after the [*] such that the [*] in connection therewith will be [*] (such [*], [*] or [*] being a "[*]," and such [*] being a "[*]"). Google shall have the right to [*] to Customer at any time following a [*] and any [*] shall be effective (A) in the [*] that is immediately [*], if Customer receives such [*] on or before the [*] of a [*], or (B) in the [*] that is immediately [*], if Customer receives such [*] after the [*] of a [*] (a [*] during which [*] become effective, an "[*]"). The [*] shall include a [*], and shall specify [*]. Google shall thereafter be [*], provided that (i) in no event shall a [*], [*] or [*] to the [*], and (ii) Google may not [*] that Google [*], and did

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

not include in [*] to its [*]. Beginning the [*] that Google [*], Google will provide Customer a [*] not later than [*].

[*] to Customer. With respect to each [*], "[*]" means such [*] by the [*] for the [*] by the [*] for the [*].

                  [*]. Beginning with the [*] and continuing for [*], Google shall be permitted to [*] (as calculated above), provided that the [*]") shall not [*] the following [*] (the "[*]"): [*] an amount determined by [*] for the calendar month immediately preceding the [*]; provided that in no event shall the [*] determined by [*] for any [*] be less than [*]. Following the [*], in the event that Customer has a [*] that that the [*] for any [*] is less than the [*] used in the calculation of the [*] then upon [*] Google shall [*]") the following [*] (an "[*]"): [*]by an amount determined by [*] for such [*]. In the event that an [*] is less than (a) the [*], if there has been [*]"), or (b) the [*], then the [*] shall be [*], if necessary, such that the [*] are [*]. In the event that an [*] is greater than (c) the [*], if there has been no [*], or (b) the [*], then Google shall have the right to [*] such that the [*] are [*]; provided that Google shall provide Customer with information, [*]. For the avoidance of doubt, Google shall have the right, [*], to [*] without [*] and, if applicable, [*] in accordance with the foregoing; provided that Google shall provide Customer with information, [*]. Notwithstanding anything to the contrary in this Agreement, in no event shall any [*] apply in [*] and further, an [*] shall only apply if [*] (in accordance with the requirements set forth above in this paragraph) on or prior to the [*].

                  For illustrative purposes, assume that the [*] in which Google is permitted to [*] and assume the following facts:

                  [*] (the [*] prior to the [*]):

                  [*]

                  [*] (the [*] of the [*]):

                  [*]

[*]

Non-Exclusivity: In the event the [*]in any [*] (the date that [*], the "[*]"), then Customer may elect to [*] of this Agreement by providing written notice to Google within [*] of the [*], and Section [*] shall be deemed [*] as of the date [*] from Customer's notice, and Customer shall only be required to [*] of [*]; provided that Customer's failure to elect to [*] within the [*] notice period pursuant to this paragraph with respect to any [*] following a [*] in which [*] shall constitute a waiver of Customer's rights under this provision only until the [*], after which such [*] Customer shall again have the right to make the election to [*] in accordance with the procedures set forth in this Non-Exclusivity Section. If (a) the event in the foregoing sentence occurs, or
(b) the event described in Section [*] of this Agreement occurs, and, in any [*] following such event(s) (a) and/or (b), Customer [*], then Google shall [*] of the [*] with respect to such [*]; provided however, that if either of the foregoing events occurs such that Customer's [*] of the Agreement are deemed [*], then each of Section [*]) and Section [*]) shall be deemed [*]; provided that in the case of any [*] of Sections [*], Google agrees to provide Customer with any [*].

II. TIMING OF PAYMENTS:

1) Subject to the second sentence of this section, Google shall [*], no later than the [*], an amount equal to [*]. In the event that the [*] that Google owes to Customer with respect to any month is [*], Google will pay the [*]. In the event that the payment amount that Google owes to Customer with respect to any month is [*], Google shall be entitled to [*], provided that, if this Agreement terminates or expires and Google has [*] to which Customer is entitled, then [*] within [*] of this Agreement. Notwithstanding anything to the contrary contained herein, if at any time during the Term, Customer's exclusivity obligations pursuant to Section 2.15 are deemed null and void, then this Section II(1) of Schedule B shall be deemed null and void.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2) All payments shall be made by wire transfer to an account(s) (or addresses) designated by Customer from time to time.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                         SCHEDULE C - SUPPORT GUIDELINES

1. Definitions.

      (a) "Customer Contacts" means the employees designated by Customer in writing who are qualified to contact Google for technical support.

      (b) "Consulting Requests" means any request made by Customer to Google Technical Support Personnel that is unique to Customer and is unrelated to a Fix, Minor Problem, or Severe Problem. This includes requests by Customer to incorporate a new feature or enhance an existing feature of the Services.

      (c) "Fix" means a correction, fix, alteration or workaround that solves a Minor Problem or a Severe Problem.

      (d) "Google Technical Support Personnel" means the employees at Google responsible for handling technical support calls. Google will provide Customer with a web interface or an email address (the "Support Address"), as well as an email pager address (the "Support Pager") for contacting the Google technical support personnel, and an escalation telephone support number. Google will provide Customer with technical contacts. Google may change its designated technical support personnel at its discretion with reasonable notice to Customer.

      (e) "Hours of Operation" means 24/7 for Severe Problems and Monday to Friday 9:00 a.m. - - 7:00 p.m. Pacific Time for Minor Problems. Google may, at its reasonable discretion, change or expand the hours of operation with reasonable notice to Customer.

      (f) "Minor Problem" means any error, bug, or malfunction that makes any feature of the Services perform unpredictably or to otherwise become intermittently unavailable.

      (g) "Severe Problem" means any error, bug, or malfunction that causes the Services to become inaccessible to Customer and its Site end users, or that causes any feature of the Services become continuously unavailable, or that causes the Services to have a material degradation in accuracy or response time performance.

2. Support procedures. Customer will use reasonable efforts to fix any Minor Problems without escalation to Google. All Minor and Severe Problems and Consulting Requests must be submitted to Google via the Support Address.

      (a) If Customer believes it is reporting a Severe Problem, Customer will accompany its request with a page via the Support Pager.

      (b) Upon receiving a request from Customer, Google will determine in its reasonable discretion whether the request is a Minor Problem, a Severe Problem, or a Consulting Request.

      (c) If the request is a Severe Problem, Google will attempt to respond to the request within one hour. Google will then use commercially reasonable efforts to fix the Severe Problem and will provide daily status reports to Customer (upon request by Customer). On resolution of the problem and at Customer's request, Google will provide Customer a problem summary including the nature of the problem and steps taken to resolve the problem.

      (d) If the request is a Minor Problem, Google will attempt to respond to the request within one business day. Google will then use commercially reasonable efforts to fix the Minor Problem and will provide weekly status reports to Customer (upon request by Customer).

      If the request is a Consulting Request, Google will attempt to respond to the request within ten business days.

Should Customer and Google agree to have Google take further action pursuant to the Consulting Request, Customer and Google will negotiate a separate agreement setting forth the terms and conditions for Google's performance of such further action. All time spent by Google in responding to a Consulting Request will be billed to the Customer at Google's then applicable consulting rates and charges.

3. Enhancements and Updates. Google will use commercially reasonable efforts to provide Customer with advance notice of any generally available enhancements and updates to the Google Data Protocol that Google may develop. Upon receipt of such notice, Customer will use commercially reasonable efforts to implement such latest generally available enhancements and/or updates (and Google shall use commercially reasonable efforts to assist Customer in any such implementation).

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                SCHEDULE D - [*]

The [*] as of the Amended and Restated Effective Date are:

                  [*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                      SCHEDULE E - SERVICE LEVEL AGREEMENT

      Google shall comply with the service levels set forth below ("Service Levels") for the Google AdSense for Search Program provided to Customer under the Agreement, [*]. Upon any [*] in which Google has [*] the Service Levels, the Service Levels shall remain [*] until such time as Customer's [*]. As used in this Schedule E, [*].

Google will support an average of [*] from Customer (plus an additional number of search queries of which Customer has given Google not less than [*] advance written notice) [*] ("PROJECTED QUERY VOLUME"). If Customer's actual usage is [*] of Projected Query Volume during [*], Google shall have the right to [*] the Projected Query Volume to a capacity that is [*] of Customer's actual average daily usage during that same period (or such [*] amount as is reasonable given the seasonality of Customer's query load). In order to receive any additional capacity above the Projected Query Volume, Customer must provide Google with [*] advance written notice.

      [*]

      So long as Customer does not exceed its Projected Query Volume, Google will maintain the following performance characteristics; provided that, [*], but in no event longer than [*] from Customer's notice to increase Customer's Projected Query Volume:

Service Levels:

"Fully Processed and Served Queries" shall mean Queries that are fully processed, from the time sent by Customer to Google to the time [*] (including a complete [*], with a complete [*] or a [*] format).

Technical Requirements (with respect to Customer domestic US properties)

1. Speed of Results. Google shall maintain the following two latency guarantees (hereafter "Query/Response Speed Performance Requirement"):

(a) [*] - The [*] and initiated transmission of the Sponsored Links. Google shall not [*]. Google and Customer will work together in good faith to [*].

(b) [*] - The [*] shall not [*] (i) [*] or (ii) [*]. Customer may send queries to Google to test [*] as measured between [*] to [*] and that any such [*] takes place at a [*] as determined by Google.

2. Availability. Google will provide [*] "Service Availability", defined as the percentage of Queries that are Fully Processed and Served within [*], over a [*] (excluding any time of outage caused by equipment or software that is not under the direct control of Google). Google and Customer will work together in good faith to find ways to continuously improve Service Availability.

3. Implementation of Technical Specifications. The [*] in this Schedule E shall only apply if: (a) Customer correctly implements the technical specifications concerning correct use of XML protocol arguments and correct handling of optional or new result fields set forth in the Google Data Protocol, (b) Customer's DNS client implementation correctly handles standard DNS protocol, which includes strict observation of DNS TTL values returned by Google's DNS servers, and (c) Customer sends Queries to the host name provided to Customer by Google (e.g. XYZ.google.com) and Customer's client implementation repeats the DNS lookups as specified by Google's DNS servers.

4. Remedy - Subject to Customer's compliance with Sections 2.2.5, 2.3 and 2.5 of the Agreement, if the Services do not comply with the service levels set for Service Availability, or if the Services do not substantially comply with the service levels set for [*] and [*], each as set forth in this Schedule such that Results Sets are not sent back to Customer in response to a Query in accordance therewith during any given [*] period, then Google shall [*] herein during such [*] period ([*]). For purposes of this subsection, the "AVERAGE NET AD REVENUE PER QUERY" shall mean the average Net Ad Revenue per Query on the affected Site [*]. In order for Customer to be entitled to [*] as set forth in this Schedule, Customer shall include with every Query sent to Google a unique Query identifier which shall be encoded to the Query URL and comply with Google's specifications but shall not, without Google's approval, [*]. Upon written request, Customer will

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

make available to Google a complete list of Queries (including failed Queries) for each day for which a [*]. The list of Queries shall include, for each Query, [*]. For avoidance of doubt, any Queries for which Customer does not provide the foregoing Query information will be deemed to have succeeded.

If Customer intends to [*], Customer shall notify Google in writing within [*] following a suspected non-compliance with the Service Levels; provided, however, that if Customer reasonably believes there has been an "outage" of the Service for longer than [*], Customer shall contact Google to notify Google of such event promptly upon Customer's discovery of such event. Within [*] of Google's receipt of Customer's notice, Google will provide Customer with written notice of whether Google agrees or disagrees with Customer's [*]. In the event Google disagrees, the parties agree to work together in good faith to resolve any disagreement. To the extent any [*] at the end of the calendar month following the calendar month in which the [*] or, if later, the calendar month in which any disagreement regarding [*] is resolved.

Customer acknowledges that, if Customer [*] with respect to a non-compliance hereunder, Customer shall not be permitted to [*] with respect to such non-compliance.

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                SCHEDULE F - [*]

[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                  i. "SCHEDULE G -- [*]

[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                                SCHEDULE H - [*]

[*]

[*] Indicates that certain information in this exhibit has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.